Exhibit 3.2
INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.
ARTICLES SUPPLEMENTARY

Articles Supplementary Classifying and Designating a Class of Common Stock
Class D-1 Common Stock
and Fixing Distribution and Other Preferences and Rights of Such Class

Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 5.1 of Article V of the Articles of Amendment and Restatement of the Corporation (as amended and supplemented, the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated five hundred million (500,000,000) authorized but unissued shares of common stock, $0.01 par value per share, of the Corporation as shares of Class D-1 Common Stock, $0.01 par value per share, of the Corporation (the “Class D-1 Common Shares”) with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.
1.1Defined Terms.
1.1.1    “Class D-1 Conversion Rate” shall mean the fraction, the numerator of which is the Class D-1 NAV Per Share and the denominator of which is the Class I NAV Per Share.
1.1.2    “Class D-1 NAV Per Share” shall mean the Net Asset Value allocable to the Class D-1 Common Shares (including any reduction for Stockholder Servicing Fees as described in the Private Placement Memorandum), determined as described in the Private Placement Memorandum, divided by the number of outstanding Class D-1 Common Shares.
1.2    Designation and Number. The Corporation is authorized to issue a separate class of Common Shares designated as Class D-1 Common Stock (the “Class D-1 Common Shares”), and the number of shares that shall constitute such class shall be five hundred million (500,000,000).
1.3    Rank. The Class D-1 Common Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) pari passu with all other classes or series of Common Shares; and (b) junior to all other shares of stock and equity securities issued by the Corporation the terms of which provide that such shares of stock or equity securities rank senior to Class D-1 Common Shares. The terms “shares” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.
1.4    Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class D-1 Common Shares will automatically convert to Class I Common Shares at the Class D-1 Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class D-1 Common Shares), in such proportion as the number of outstanding Class I
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Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.
1.5     Conversion. Each Class D-1 Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class D-1 Conversion Rate on the earliest of a merger or consolidation of the Corporation with or into another entity or the sale or other disposition of all or substantially all of the Corporation’s assets, in each case in a transaction in which the Stockholders receive cash or securities listed on a national securities exchange.
1.6    Other Rights and Restrictions. Except as otherwise expressly set forth herein, Class D-1 Common Shares shall have all the rights and powers and be subject to all the restrictions and liabilities of Class D Common Shares as set forth in the Charter, provided, that Section 5.2.3 of the Charter shall not apply to Class D-1 Common Shares.
SECOND: The Class D-1 Common Shares have been designated and classified by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 19th day of August, 2024.

ATTEST:		INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.
By:	/s/ Tina Carew	By:	/s/ Bert Crouch
	Name: Tina M. Carew Title: Secretary		Name: Hubert J. Crouch Title: Chief Executive Officer

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